Exhibit 4.27

Edition in June 2018

Contract of Maximum Guarantee

(Model Text)

Serial No. 11200S1520011A002

Creditor:	Suzhou Branch of Industrial Bank Co., Ltd.

Domicile:	No.125 Wangdun Road, Suzhou Industrial Park

Legal Representative/Principal:	Wang Xuexiang

Guarantor (Enterprise):	Gracell Bioscience (Shanghai) Co., Ltd.

Domicile:	10/F, Building No. 1, No.926 Yishan Road, Xuhui District, Shanghai

Legal Representative/Principal:	Cao Wei

.

Guarantor (Natural Person):

Domicile:

Type of Certificate: Certificate No.:

Signed at: Suzhou Industrial Park

Important Reminders for Signing of Contract

To safeguard your rights and interests, you should carefully read, check and confirm the following matters before this Contract is signed:

1. You have the right to sign this Contract; if the execution requires the consent of others, their full authorizations shall be obtained;

2. You have carefully read and fully understood the terms hereof, with special attention to the content regarding the liabilities that Industrial Bank should duly undertake, be exempted from or restricted, and those in black font;

3. You and your company have fully understood the meaning of the terms hereof and the corresponding legal consequences, and are willing to accept these terms;

4. The contract text provided by Industrial Bank is only a model text, which leaves blank lines after the relevant clauses of the contract and adds “Supplementary Provisions” at the end of the contract so that all parties hereto can modify, supplement or reduce any provision(s) of this Contract;

5. If you have any questions about this Contract, you are highly advised to consult Industrial Bank in time.

WHEREAS, the Guarantor hereby, of his/her own accord, provides a guarantee for the debts incurred continuously by the Creditor and Suzhou Gracell Biotechnologies Co., Ltd. (hereinafter referred to as the “Debtor”) within a certain period of time. NOW, THEREFORE, to clarify the rights and obligations of both Parties and abide by their credit, both Parties hereto make and enter into this Contract in accordance with relevant national laws and regulations for mutually observing the terms and conditions specified herein below.

Article 1 Definition and Interpretation

Unless otherwise agreed in writing by both Parties:

1. The definitions and interpretations agreed in the Master Contract (as defined herein below) shall apply to the provisions hereof.

2. “Creditor’s Rights” or principal creditor’s claims shall include all borrowings in local and foreign currencies, trade financing (including the opening of international and domestic letters of credit, trust receipts, packaged loans, import and export bill advance, overdraft, factoring, buyer’s credit, order financing, forfaiting, agency payment and other international, domestic trade financing services), bill business (including bill acceptance, bill discount, bill repurchase, guaranteed reimbursement of commercial bills, commercial bill guarantee, bill guarantee, and other bill business), guarantee business (including international and domestic guarantees, standby letters of credit and other guarantee businesses), precious metal trading (including gold leasing, agency of precious metal trading, pledge financing of precious metals, and other services of precious metals), creditor’s rights in local and foreign currencies arising from on-balance-sheet or off-balance-sheet financial businesses such as lending/borrowing and derivative trading (including principal, interest, penalty interest, compound interest, liquidated damages, damages, the Creditor’ Expenses for Realization of the Claims) so provided to the Debtor in accordance with the Master Contract the Debtor’s application to the Creditor, upon the approval of the Creditor after the Debtor makes an application to the Creditor. During the performance of the Master Contract, the Creditor and the Debtor may, through negotiation, adjust, change or supplement specific business varieties, which shall be subject to the specific business contracts signed by the Creditor and the Debtor under the Master Contract, and are not limited to the scope of business varieties explicitly listed above.

The “Creditor’s Rights” mentioned herein shall correspond to the Debtor’s “debts” in terms of content. The Creditor’s Rights against the Debtor under the Master Contract correspond to the Debtor’s debts to the Creditor thereunder.

3. “Principal” refers to the principal under all on-and off-balance sheet creditor’s rights set out in the Paragraph 2 of this Article when the Creditor handles business for the Debtor, including but not limited to the principal of a loan in local and foreign currency, the principal of trade financing, bank acceptance bills, discount bills and advances, advances under letters of guarantee and letters of credit, the principal of the Creditor’s guarantee liability for the Debtor’s guarantee, and the principal of creditor’s rights under other types of on-and off-balance sheet financial businesses, etc.

4. “Maximum Guaranteed Principal” refers to the maximum principal expressly agreed by both Parties in order to clarify the scope of creditor’s rights guaranteed herein. Regardless of the number of claims of creditor’s rights and the amount of each claim, the Guarantor shall bear joint and several guarantee liabilities for the balance of all creditor’s rights to the extent of the Guaranteed Maximum Principal.

5. “Validity Period of Guaranteed Amount” refers to an uninterrupted continuous period expressly agreed by both Parties in order to clarify the scope of the creditor’s rights guaranteed herein; for the creditor’s rights incurred during this period, the Guarantor shall bear joint and several guarantee liabilities for all the balance of creditor’s rights to the extent of the Guaranteed Maximum Principal, irrespective of whether the repayment period of the Debtor’s single debt exceeds this period.

6. “the Creditor’ Expenses for Realization of the Claims” refers to the litigation (arbitration) fees, attorney fees, travel expenses, enforcement fees, preservation fees and other expenses for realization of the claims so paid by the Creditor upon realizing its claims through litigation, arbitration, application to a notary office for issuing an enforcement certificate, and the like.

7. The Creditor controls the balance of its creditor’s rights towards the Debtor. The balance refers to the sum of the creditor’s rights towards the Debtor that occurred within the Validity Period of Guaranteed Amount, including the due balance and the due but outstanding balance.

(1) The due balance refers to the balance of all outstanding debts of which debt performance period expires.

(2) The due but outstanding refers to the balance of all debts that the Debtor and the Guarantor have not yet fulfilled their repayment obligations at the expiration of debt performance period.

8. The term “Master Contract” refers to the contract for credit line (hereinafter referred to “Master Contract”) signed by the Creditor and the Debtor and all the “Sub-contracts” under which the credit line is used within the Validity Period of Guaranteed Amount, as well as any contract that separately defines the amount of each debt, the fulfillment period of the debt and other rights and obligations.

Among them, the term “Sub-contract” refers to a contract that is made and entered into by both Parties, for the purpose of specifying the amount of each principal creditor’s right, the repayment period of the principal creditor’s right and other rights and obligations, when the Debtor handles all kinds of financing, guarantee and other on- and off-balance sheet financial businesses within the credit line determined by the Creditor and approved by the Creditor in accordance with the contract for credit line. The contract for credit line has sub-contracts which have the equal legal effect as the Master Contract as an integral part thereof. Without a limited form, any sub-contract can be formed in such a manner that the Creditor considers it appropriate in view of its business needs, such as application for issuing a L/C, application for bill purchase, contract, and agreement. The Sub-contract shall prevail, given any inconsistency between the Master Contract and Sub-contract.

9. For the purpose of this Contract, the “Business Day” refers to a Business Day of Industrial Bank. Where a withdrawal or repayment date falls on a non-Business Day during the performance of the Contract, such date will be postponed to the next Business Day.

Article 2 Guaranteed Principal Creditor’s Rights

The principal creditor’s rights guaranteed by this Contract include:

1. Any contract signed by the Creditor and the Debtor for the purpose of specifying the amount of each debt, debt performance period, and other rights and obligations, during the Validity Period of Guaranteed Amount.

2. All creditor’s rights to the Debtor arising under the above-mentioned Master Contract constitute the creditor’s rights to the Master Contract guaranteed by this contract. As per a specific creditor’s right, the currency, principal amount, interest rate and the Debtor’s debt performance period shall be subject to the terms and conditions of the Master Contract.

Article 3 Guaranteed Maximum Principal

1. The Guaranteed Maximum Principal hereunder is RMB (in capitals) Thirty Million Yuan Only.

2. The Guarantor shall, no more than such Guaranteed Maximum Principal, bear joint and several guarantee liabilities for all the balance of creditor’s rights (including principal, interest, penalty interest, compound interest, liquidated damages, damages, the Creditor’ Expenses for Realization of the Claims, etc.), irrespective of the number of creditor’s claims and the amount and time limit of each claim.

Article 4 Validity Period of Guaranteed Amount

1. The guaranteed amount is in effect from May 6, 2020 to March 19, 2021.

2. Unless otherwise agreed in this Contract, the occurrence date of the guaranteed debts herein must be within the Validity Period of Guaranteed Amount, and the expiration date of each debt may exceed the expiry date of the Validity Period of Guaranteed Amount. Nevertheless, the Guarantor shall bear joint and several guarantee liabilities for the guaranteed creditor’s rights, regardless of whether the expiration date of a single debt of the Debtor exceeds the expiry date of the Validity Period of Guaranteed Amount.

Article 5 Mode of Guarantee

1. The Guarantor shall jointly and severally assume the guarantee liability under this Contract. Where the Debtor fails to repay due debts as set forth in the Master Contract (including without limitation the debts to be recovered ahead of schedule by the Creditor due to a breach of contract of the Debtor or the Guarantor), the Guarantor shall perform the liability for repayment of debts on its behalf as set out herein.

2. Where this Contract involves more than one guarantor, all guarantors shall jointly and severally assume the guarantee liability to the Creditor.

3. Where the Debtor fails to repay the interest on schedule as agreed in the Master Contract when the fulfillment period of the principal debt expires, the Guarantor shall bear joint and several guarantee liability in accordance with the Contract.

4. If, during the performance of the principal debt, the Creditor announces that the performance period of the debt expires ahead of schedule in accordance with the Master Contract, then the Guarantor shall jointly and severally assume the guarantee liability for the debts due ahead of schedule and other debts within the scope of guarantee.

Article 6 Scope of Guarantee

1. The Creditor’s rights guaranteed herein (hereinafter referred to as “Guaranteed Creditor’s Rights”) are all the creditor’s rights formed against the Debtor by the Creditor for providing all borrowings, financing, guarantees and other on- and off-balance sheet financial services to the Debtor in accordance with the Master Contract, including, without limitation, the principal of creditor’s rights, interest accrued thereon (including penalty interest and compound interest), liquidated damages, damages, and the Creditor’ Expenses for Realization of the Claims.

2. For trade financing, acceptance, bill repurchase, guarantee and other financing businesses handled by the Creditor for the Debtor during the Validity Period of Guaranteed Amount, the creditor’s rights to the Debtor that occur only after the expiration of the Validity Period of Guaranteed Amount as a result of the Debtor’s refusal to pay, the Creditor’s advance and other acts shall also constitute a part of the Guaranteed Creditor’s Rights.

3. As to the principal, interest, other expenses, term of performance and purpose of each claim, rights and obligations of each party enjoyed by the Creditor arising from the Debtor’s handling of all financing, guarantees and other on- and off-balance sheet financial services under the Master Contract, as well as any and all other matters in connection therewith, the provisions under relevant agreements, contracts, applications, notices, vouchers and other relevant legal documents under the Master Contract shall prevail, and the issuance or execution of such documents need not be confirmed by the Guarantor.

4. For the avoidance of doubts, all expenses and expenditures arising from or in connection with the preparation, perfection, performance or enforcement of this Contract by the Creditor or exercise of its rights hereunder (including but without limitation, lawyer fees, litigation (arbitration) fees, fees for applying to a notary office for issuing an execution certificate, etc.) shall constitute a part of the Guaranteed Creditor’s Rights.

Article 7 Guarantee Period

The guarantee period hereunder is:

1. The guarantee period is calculated separately in accordance with a single financing provided by the Creditor to the Debtor under the Master Contract, namely, two years commencing from the expiration date of debt performance period under the financing.

2. If the financing determined in a single master contract expires in installments, the guarantee period of each debt shall be two years, which commences from the expiration date of the performance period of each financing thereunder.

3. If the principal creditor’s rights are repaid in installments, the guarantee period of creditor’s rights per installation shall also be calculated in installments, and the guarantee period shall be two years from the expiration date of each installment of creditor’s rights.

4. If the Creditor and the Debtor reach an agreement for an extension to the valid term of any financing under the Master Contract, the Guarantor shall, pursuant to the provisions hereof, still undertake the guarantee liabilities for each financing under the Master Contract, even though such extension does not need the consent of the Guarantor. For each extended financing, the guarantee period is two years, which commences from the expiration date of debt performance period otherwise specified in the extension agreement.

5. Where the Creditor announces the early maturity of debts in conformity with the provisions of laws and regulations or the Master Contract, the guarantee period is two years, which commences from the expiration date of debt performance period as notified by the Creditor to the Debtor.

6. The guarantee period under any bank acceptance draft, L/C and guarantees shall be two years from the date of advance payment by the Creditor; if the advance payment is made in installments, the guarantee period shall be calculated respectively from the date of each installation.

7. The guarantee period of commercial bill discount is two years from the maturity date of the discounted bill.

8. For other on- and off-balance sheet financial services provided by the Creditor for the Debtor, the guarantee period shall be two years from the expiration date of the debt performance period under the financial service so provided.

Article 8 Demand Guarantee

The debts of the Guarantor under this Contract are payable on demand. As long as the Creditor submits a debt collection notice document listing the number of the guarantee contract and the balance of the creditor’s rights to the Guarantor, the Guarantor shall immediately perform the repayment responsibility and give up all defenses upon receipt.

Article 9 Guarantor’s Representations and Commitments

The Guarantor hereby, of its own accord, makes the following representations and commitments and bears legal responsibility for the authenticity of the content so represented and committed:

1. It/he is an independent legal subject which has all necessary capacities for civil rights and civil conduct, and provides relevant certificates, permits, certificates and other documents as required by Creditor from time to time.

2. It/he is fully able to perform all obligations and responsibilities hereunder, and repays debts arising from any and all financing, guarantees and other on-and off-balance sheet financial businesses of the Debtor under the Master Contract to the Creditor, of its/his own accord, to the extent of which such liability for repayment of debts will in no case be reduced or exempted as a result of any changes in instructions or financial standing. The Guarantor, in case of being a natural person, further undertakes that its guardian and property receiver will bear the guarantee liability hereunder to the Creditor to the extent of the Guarantor’s property, upon the occurrence of the following circumstances: 1) the Guarantor is missing or announced to be missing; or 2) the Guarantor is out of reach or his/her whereabouts are unknown; or 3) the Guarantor loses his/her necessary capacity for civil conduct; In the event where the Guarantor dies or is declared dead, the guarantee liability hereunder to be duly undertaken by him/her to the Creditor shall be limited to his/her heritage.

3. It/he has full authorization and legal rights to execute this Contract, with which it/he has obtained and performed all its internal approvals and authorizations or other relevant procedures necessary for the execution and performance of this Contract, as well as any and all necessary approvals, registrations, authorizations, consents, permits or other relevant procedures of any government department or other authorities required for the execution and performance of this Contract; furthermore, all approvals, registrations, consents, permits, authorizations and other relevant procedures essential to the execution of this Contract remain in legal and valid.

4. If the Guarantor is an enterprise, its execution of this Contract shall be in compliance with the enterprise’s relevant articles of association, internal decisions and resolutions of the shareholders’ meeting and the Board of Directors. No execution of this Contract may be in contradiction with or in violation of any articles of association, contracts, resolutions of shareholders’ meeting and Board of Directors of as well as its corporate policies.

5. The execution and performance of this Contract is based on the true intention of the Guarantor. Neither execution nor performance of the above Contract is in breach of any laws, regulations, rules or provisions of the Contract binding upon the Guarantor. This Contract is legal, valid and enforceable. If this Contract is held to be invalid due to any defects of the Guarantor’s rights at the time of execution and performance of this Contract, the Guarantor will forthwith indemnify the Creditor against any and all losses unconditionally.

6. All documents, financial statements and other information provided by the Guarantor to the Creditor hereunder are true, complete, accurate and effective.

7. The Guarantor should obtain the written consent of the Creditor in advance prior to any changes in its ownership structure or major management personnel or the occurrence of any other major events and major transactions.

8. The Guarantor shall be entitled to, without the prejudice to the Debtor’s future repayment of debts, recover money from the Debtor after the fulfillment of its guarantee liability specified herein. Notwithstanding, where the Debtor faces both the Guarantor’s request for money recovery and any payment demand of the Creditor under the Master Contract, the Guarantor agrees that the Debtor has priority in repayment of debts to the Creditor.

9. Where the Debtor and the Guarantor have signed or will sign a counter-guarantee contract for the guarantee obligations hereunder, the counter-guarantee contract shall in no case damage any rights of the Creditor hereunder, in law or in fact.

10. If, before the full repayment of the guaranteed debts, the Guarantor’s guarantee ability is reduced to the extent of which it is insufficient to guarantee all the debts, for whatever reasons, the Creditor has the right to require the Guarantor to provide a new and effective guarantee to cover all the debts.

11. There has been no lawsuit, arbitration or administrative penalty against the Guarantor or its property that is extant or pending, or threatened to occur, to the knowledge of the Guarantor; besides, there has been no liquidation or closure or other similar procedure against the Guarantor, irrespective of whether it is initiated on its own initiative or by a third party.

12. In case of the Creditor is involved in any litigation or arbitration or other disputes between the Creditor and the Guarantor or any third party arising out of or in connection with the performance of its obligations hereunder, and is therefore forced to have disputes with the Guarantor and any third party, the Guarantor shall bear litigation or arbitration fees, and attorney fees paid by the Creditor and other expenses incurred therefrom.

13. If there are other guarantees under the Master Contract (including but not limited to guarantee, mortgage, pledge, standby L/C and any other form of guarantee), the Guarantor hereby agrees that the Creditor may waive part of the security interest or the priority of the security interest (including the circumstance in which the collateral is provided by the Debtor), and change the priority of the collateral by signing an agreement with any mortgagor/pledgor (including the circumstance in which the mortgagor/pledgor is the Debtor) and the amount of the Guaranteed Creditor’s Rights; in such a case, the Guarantor shall still assume all the guarantee liabilities in accordance with the provisions hereof.

14. The Guarantor, in case of an enterprise, undertakes that the information publicized in the national enterprise credit information publicity system is true, complete, legal and effective, and further warrants that it will continue to agree with the Creditor to inquire about the information in the system, irrespective of whether the enterprise chooses to make the same publicized or not. The Guarantor agrees to, upon the request of the Creditor, conduct capital verification and provide the capital verification report issued by a professional institution.

15. The Guarantor shall forthwith notify the Creditor in writing of any breach of contract hereunder and under any financing contract, guarantee contract or other contract so concluded and signed by the Guarantor and any department or institution of Industrial Bank (including subsidiaries of Industrial Bank), other banks, non-bank financial institutions or enterprises.

16. Where the Guarantor intends to go through registration with the State Administration for Industry and Commerce or other relevant departments of the State regarding its establishment, change or cancellation of registration, it shall notify the Creditor prior to its application for registration, and immediately deliver a copy of the relevant registration to the Creditor upon the completion of registration.

17. The Guarantor hereby represents and authorizes as follows: The Creditor is entitled to, when necessary, make investigations on the credit standing of the Guarantor in accordance with the Regulations on Credit Investigation Management and other national laws and regulations, submit the relevant information of this Contract and other relevant information to the basic database of financial credit information and the credit reporting system established or approved by the above-mentioned departments and institutions while agreeing that such relevant information can be legally inquired.

Article 10 The Guarantor’s Obligation to Disclose Significant Transactions and Events to the Creditor

1. The Guarantor shall promptly notify the Creditor in writing of its major transactions and events.

2. During the valid term of this Contract, the Creditor shall be informed of, thirty (30) calendar days in advance, any change of shares, restructuring, merger, split-up, shareholding system reform, joint venture, cooperation, joint venture, contracting, leasing, change of business scope and registered capital, transfer of substantial assets, contingent liabilities and other matters, or any matters with potential or serious impact on its ability to bear liabilities. Any change involving 5% of the equities shall be approved in advance by the Creditor.

3. A written notice shall be served to the Creditor on the very day of occurrence of the following circumstances, such as the Guarantor’s suspension of business, shutdown, declaration of bankruptcy, dissolution, revocation of business license, cancellation, deterioration of financial standing, or any other major events with potential or serious impact on its ability to bear liabilities.

4. A written notice shall be served to the Debtor on the very day of occurrence of the following circumstances: 1) where a major lawsuit, an arbitration case or other major dispute occurs between the Guarantor and any third party, or 2) where the Guarantor’s substantial assets are seized, sealed up, frozen, enforced or otherwise subject to any measures with the equal legal effect, either of which is threatened to potentially or seriously affect its ability to bear liabilities.

5. The Guarantor undertakes that it will in no case endanger the creditor’s rights by using any legal disputes between it and any third party (including disputes over basic trade contracts).

Article 11 Rights of the Creditor

1. In the event where the Debtor fails to repay debts as set forth in the Master Contract or the Guarantor fails to perform this Contract, both the Guarantor and his/her spouse hereby irrevocably authorize the Creditor to, without the necessity to go through legal procedures such as litigation or arbitration, directly deduct the equal amount from any account opened by the Guarantor and his/her spouse with the Creditor and any affiliate or subsidiary of Industrial Bank for repayment of the Guaranteed Creditor’s Rights, in which case the Guarantor and his/her spouse agree the order of money deduction is at the discretion of the Creditor. Where the currency of money deduction in any account of the Guarantor and his/her spouse is different from the currency of the Guaranteed Creditor’s Rights, the amount to be deducted shall be converted according to the intermediate price announced by the Creditor on the day of deduction. Where any account agreed in this paragraph involves wealth management products or structured deposits and the like, the Guarantor and his/her spouse hereby irrevocably authorize the Creditor to, on their behalf, directly initiate the application for redemption of relevant products or take other necessary measures to ensure the smooth money deduction by the Creditor, whereupon the Guarantor and his/her spouse shall render cooperation to the extent of necessity.

2. The Creditor is entitled to, at any time, require the Guarantor to provide its financial reports, financial statements and other information reflecting its business performance and credit standing.

3. In the event where the Debtor fails to repay debts in accordance with this Contract, the Creditor has the right to require the Guarantor to assume all the guarantee liabilities hereunder in preference to other rights of guaranty, regardless of whether the Creditor has other rights of guaranty (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby L/C and any other form of guarantee) to the Guaranteed Creditor’s Rights. The Guarantor hereby, of its/his own accord, waives the defense with which it/he may require the Creditor to first perform the guarantee provided by the Debtor and all other defense against the Creditor in accordance with the Guarantee Law and the Property Law.

4. Before or after the determination of the Creditor’s Rights guaranteed herein, the Creditor is entitled to, without the consent of the Guarantor, transfer all or portion of the Creditor’s Rights and the corresponding rights of guaranty thereof under the Master Contract to a third party (or establishment of trust, asset management plan, or other special-purpose carriers). The Guarantor agrees to, in accordance with this Contract, provide guarantee for the Creditor’s Rights (if any), whether they have been transferred or not, for the transferee of Creditor’s Rights (or establishment of trust, asset management plan, or other special-purpose carriers) and the original creditor (if any).

5. Where the Guarantor, in case of being an enterprise, breaches the Contract, or may endanger the Creditor to realize its creditor’s rights, the Creditor has the right to require the accelerated maturity of the obligation of capital contribution by the Guarantor and its shareholders, in which case the Guarantor shall subscribe capital in a timely manner at the request of the Creditor. The Creditor has the right to demand the Guarantor and its shareholders not distribute dividends.

Article 12 Alterations to the Master Contract

The Guarantor hereby acknowledges and agrees as follows: The Creditor and the Debtor may, through negotiation, amend or change the Master Contract, or allow an extension to the financing, guarantee and other on-and off-balance sheet financial business under the Master Contract, all of which shall be deemed to have been approved by the Guarantor in advance, without further notice; nevertheless, and the Guarantor’s guarantee liability shall not be reduced or exempted therefore.

Article 13 Default Events and Liability for Breach of Contract

1. Both the Creditor and the Guarantor shall, upon the execution of this Contract, perform their respective obligations hereunder. Either party which fails to perform this Contract or fails to fully perform its/his obligations hereunder shall bear the corresponding liability for breach of contract.

2. In any of the following circumstances, the Guarantor is deemed to break the Contract:

(1) Any certificate and document submitted by the Guarantor to the Creditor and any of the representations and commitments under Article 9 hereof prove to be untrue, inaccurate, incomplete or intentionally misleading;

(2) The Guarantor is in breach of its disclosure obligation of major transactions and major events as specified in Article 10 above;

(3) The Guarantor falls into the deterioration of its credit standing and financial status, or loss of its business creditworthiness, or obviously weakening of its solvency (including contingent liabilities), or loss of its guarantee liability due to any factors other than the Guarantor;

(4) The Guarantor suspends business, goes out of business, is declared bankrupt, dissolved, or has its business license revoked or withdrawn, etc.;

(5) The Guarantor or its controlling shareholder, actual controller or any related party is involved in any significant litigation, arbitration or other dispute, or its substantial assets are detained, sealed up, frozen, enforced or subject to other measures of the equal effect;

(6) The solvency of the Guarantor may be affected adversely in any of the following circumstances occurring to the Guarantor or its legal representative or actual controller, or any of its directors, supervisors and senior executives: a) he/she is put under criminal detention, or subject to compulsory measures; b) he/she is missing or declared missing; c) he/she loses the necessary capacity for civil conduct; d) he/she is out of reach, or is declared death, but he/she has no legatee, property receiver or heir, and his/her legatee, property receiver or heir, if any, refuses to accept inheritance or bequest, or his/her guardian, heir, legatee or property receiver refuses to continue to perform this Contract; e) he/she transfers assets or attempts to transfer assets under the guise of change of marriage relationship, in each case of which;

(7) The Guarantor commits a breach of contract hereunder and under any of its financing contracts, guarantee contracts or other contracts so executed with any department or institution of Industrial Bank (including subsidiaries of Industrial Bank), other banks, non-bank financial institutions or enterprises;

(8) The Guarantor causes any other events that endanger, damage or are likely endanger or damage the rights and interests of the Creditor or violate other terms of this Contract.

3. The Creditor has the right to take one or more of the following measures in response to a breach of contract by the Guarantor:

(1) Requiring the Guarantor to correct the breach of contract within a prescribed time limit;

(2) Announcing the prematurity of the performance period of principal debts;

(3) Requiring the Guarantor to provide a new and effective guarantee in full amount;

(4) Requiring the Guarantor to immediately perform the guarantee liability;

(5) Requiring the Guarantor to pay a liquidated damage equivalent to 20% of the principal of financing, guarantee and other on-and off-balance sheet financial business under the Master Contract;

(6) Requiring the Guarantor to indemnify the Creditor against all losses arising from or out of the breach of contract;

(7) Revoking the Guarantor’s act of damaging the Creditor’s interests in accordance with law;

(8) Directly deducting the equal amount from any account opened by the Guarantor and his/her spouse with the Creditor and any of affiliates and subsidiaries of Industrial Bank to repay for the Guaranteed Creditor’s Rights, with the order of money deduction being at the discretion of the Creditor. Where the currency of money deduction in any account of the Guarantor and his/her spouse is different from the currency of the Guaranteed Creditor’s Rights, the amount to be deducted shall be converted according to the intermediate price of the exchange rate announced by the Creditor on the day of deduction. Where any account for money deductions involves wealth management products or structured deposits and the like, the Creditor may be entitled to, on behalf of the Guarantor and his/her spouse, directly initiate the application for redemption of relevant products or take other necessary measures to ensure the smooth money deduction by the Creditor, whereupon the Guarantor and his/her spouse shall render cooperation to the extent of necessity;

(9) Investigating the Guarantor’s liability for breach of contract by other legal means.

The Guarantor undertakes to cooperate with the Creditor to implement the above measures and waive all defenses accordingly.

Article 14 Independence of the Guarantor’s Obligations

1. The Guarantor’s obligations hereunder are independent and shall in no case be affected by the relationship between either party hereto and a third party, unless otherwise agreed herein.

2. The guarantee established herein is independent, whereupon this Guarantee Contract shall, in any case, survive the invalidity of the Master Contract so guaranteed herein. The Guarantor shall also bear joint and several liability for the debts incurred by the Debtor arising from the return of property or compensation for losses, even if the Master Contract is held to be invalid.

3. Under no circumstances may the Guarantor’s guarantee liability be prejudiced as a result of the Debtor’s breach of the Master Contract (including but not limited to the Debtor’s failure to use for the purposes specified in the sub-contract), whereupon the Guarantor shall not request to reduce or exempt its/his guarantee liability on this ground.

Article 15 Continuity of Obligations

1. All obligations of the Guarantor hereunder are continuous, and have equal binding force upon its guardians, heirs, titleholders, receivers, assignees, and the surviving subject after merger, reorganization and name change.

2. The Guarantor hereby acknowledges that the Creditor may continuously provide a revolving financing, guarantee, and other on- and off-balance sheet financial services to the Debtor in accordance with the Master Contract. The Guarantor shall provide joint and several liability guarantee for all creditor’s rights arising from the Creditor’s provision of all financial services, regardless of the number of times of the Debtor’s business handling and the amount and duration of each financial service.

3. This Contract is a continuous guarantee, whereupon any interim payment or repayment by the Debtor for all or portion of the Guaranteed Creditor’s Rights shall in no case be deemed as a discharge of the Guarantor’s guarantee liability hereunder. The Guarantor shall be liable for the payment of the final balance for the Guaranteed Creditor’s Rights.

4. Where all or portion of the Guaranteed Creditor’s Rights is discharged or liquidated on the basis of any payment, guarantee or other disposition, but such payment, guarantee or other disposition is declared invalid or the debts concerned must be repaid as a result of bankruptcy, liquidation or other similar proceedings, the Guarantor’s liability hereunder shall continue to be valid as if the aforesaid discharge or repayment had not yet occurred.

Article 16 Arrangement of Subrogation

The Guarantor hereby expressly affirms that the Creditor has the right to exercise its/his subrogation of any Creditor’s Rights, accounts receivable and other property rights vested in by the Guarantor against a third party, in the event where the Guarantor is unable to or fails to undertake its/his guarantee liability and has no sufficient property to repay the advance payment to the Creditor. The Guarantor will, of its/his own accord, waive the defense against the Creditor in such a case.

Article 17 Arrangement for Offset

No right of the Creditor to the Guarantor under this Contract or other transactions may be subject to any set-off right of the Guarantor or any third party against the Creditor.

Article 18 Document Exchange, Correspondence and Notice

1. The Guarantor hereby acknowledges and agrees that the following addresses shall be used as the effective address of service of all notices under this Contract and all legal instruments of relevant proceedings (arbitration) and notarization, and other legal documents upon the occurrence of a dispute (including but not limited to various notices and documents of the parties hereto), complaints (or arbitration applications) served by the court or arbitration tribunal, and legal documents such as evidence, summon, notice of respondence to action, notice of court session, order of payment, judgment (verdict), ruling, mediation document, notice of enforcement, notice of performance within a time limit, etc., regarding the procedures for litigation or arbitration, and for realization of guaranteed real right, and at the stage of execution, as well as all notices and legal documents served by notary authorities):

(1) To the Guarantor (in case of an enterprise):

1.	Name of recipient: Gracell Bioscience (Shanghai) Co., Ltd.;

Address of recipient: 10/F, Building No. 1, No.926 Yishan Road, Xuhui District, Shanghai

Zip Code: 200000;      Telephone: [***]

Contact person [***]

2.	Name of designated recipient (if any): ;

Address of designated recipient:                     ;

Zip Code:                     ; Telephone:                     .

(2) To the Guarantor (in case of a natural person):

1.	Name of recipient: ;

Address of recipient:                     ;

Zip Code:                     ;    Telephone:                     .

2.	Name of designated recipient (if any):

Address of designated recipient:                     ;

Zip Code:                     ;     Telephone:                     .

(3) The Guarantor hereby acknowledges and agrees that any of the following electronic mailing addresses is also a valid address for service:

1.	Fax No.: ;

2.	E-mail address: ;

3.	Telephone number for SMS: [***]

4.	WeChat account No.: ;

5.	QQ account No.: ;

(4) The Guarantor’s spouse:

1.	Name of recipient: ;

Address of recipient:                     ;

Zip Code:                     ;     Telephone:                     .

2.	The Guarantor’s spouse hereby acknowledges and agrees that any of the following electronic mailing addresses is also a valid address for service:

Fax No.:                     ;

E-mail address:                     ;

Telephone number for SMS:                     ;

WeChat account No.:                     ;

QQ account No.:                     ;

2. The address for service so provided in the first paragraph of this Article shall be applicable to non-litigation stage and procedures of first instance, second instance, retrial, execution, realization of real right guaranteed, supervision procedure and compulsory notarization after a dispute enters arbitration and litigation procedure. In the event of any change in the above-mentioned address for service, the Guarantor shall notify the Creditor in writing in advance (during the period of litigation or arbitration, a written prior notice shall be served to the arbitration tribunal or the court, and to the original notary authority if the compulsory notarization has been handled) to reconfirm the address for service and obtain the acknowledgement for receipt. If a prior written notice is not given, it shall be deemed that the address for service remains unchanged, to the extent of which the corresponding legal consequences shall be borne by the Guarantor and the address for service as set forth in the first paragraph of this Article shall remain effective.

3. Any document, correspondence, notice and legal document mentioned above shall be deemed to have been served on the following dates as long as they are sent to any address for service so provided in the first paragraph of this Article (service to the designated agent shall be deemed to have been served to the recipient himself/herself):

(1) If sent by postal delivery (including express mail, ordinary mail and registered mail), a notice shall be deemed to have been served on the fifth Business Day as from the date of mailing;

(2) If sent by facsimile, e-mail, SMS, WeChat, QQ or other electronic mailing addresses, a notice shall be deemed to have been served on the date of sending;

(3) If sent by hand, a notice shall be deemed to have been served on the day when the recipient signs for it. If the recipient refuses a notice, the sender may record the delivery process by taking photos and videos and retain the documents, the notice shall also be deemed to have been served.

4. Where a notice is not actually served to the recipient as a result of the Guarantor’s failure to provide or confirm the accurate or true address for service, or to send a timely notice to local and arbitral authorities, people’s courts and notary officers, the Guarantor shall bear the corresponding legal consequences, in which case the notice shall be deemed to have been effectively served:

(1) If sent by mail, the notice shall be deemed to have been served on the day when the documents are returned;

(2) If delivered by hand, the notice shall be deemed to have been served on the date when the person serving it records the information on the proof of service on the spot;

(3) If sent by electronic means, the notice shall be deemed to have been served on the date when it is delivered.

5. The Creditor’s address for service is the domicile specified herein. Where the Creditor sends a notice by making an announcement on its website, online banking, telephone banking or business outlets, the notice shall be deemed to have been served on the date of announcement. Under no circumstances may the Creditor be liable for any transmission error, omission or delay in mail, fax, telephone or any other telecommunication systems.

6. The Parties agree that the company chops, office seals, accounting seals, contract seals, and receipt & delivery seals of each party, and credit business seal of the Creditor are valid seals for notification or contact, service of legal documents and correspondences among the Parties. All staff members of the Guarantor are the authorized recipients of documents, correspondence and notifications.

7. This Article is defined as an independent clause in this Contract, without being subject to the validity of this Contract and other clauses hereof.

Article 19 Applicable Law, Jurisdiction and Dispute Resolution

1. The conclusion, execution, performance, dissolution, interpretation and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan solely for the purpose of this Contract).

2. Any dispute arising from or out of this Contract shall be settled through friendly negotiation between the Guarantor and the Creditor; where the friendly negotiation fails, the Parties hereto agree to settle the dispute by the first method as follows:

(1) Bring a lawsuit to the people’s court at the domicile of the Creditor.

(2) Apply to     /     Arbitration Commission for arbitration in accordance with the Commission’s arbitration rules in effect upon the application. Both Parties agree to choose a summary procedure for trial to the extent permitted by the Rules for Arbitration. The arbitral award is final and binding upon all parties. The arbitral tribunal will hold its hearing at     /    .

(3) Other methods:     /    .

3. The articles of this Contract not involved in the dispute shall still be performed during the litigation. Under no circumstances may the Guarantor refuse to perform any of its/his obligations hereunder on the ground of dispute resolution.

Article 20 Effectiveness of Contract and Miscellaneous

1. This Contract shall take effect upon being signed or sealed by the Parties to this Contract, and remains in full and force until all Guaranteed Creditor’s Rights are paid off.

2. After this Contract takes effect, the Guarantor need not confirm each term of the Master Contract so executed by the Creditor and the Debtor.

3. The Guarantor has fully read all the terms and conditions of this Contract, with special attention paid to the clauses hereof in black font. At the request of the Guarantor, the Creditor has explained the terms and conditions hereof, whereupon the Guarantor has fully understood the meaning of each clause hereof and the corresponding legal consequences, and of its own accord, provides guarantee for the Debtor to the Master Contract while performing the obligations as agreed herein.

4. During the valid term of this Contract, any tolerance, grace, preference or delay granted by the Creditor to the Debtor and the Guarantor in exercising their respective rights or interests hereunder, may neither damage, affect or preclude all rights and interests that the Creditor is entitled to, in accordance with relevant laws and administrative regulations as well as the provisions hereof, nor shall it be regarded as a waiver of rights and interests by the Creditor or a prejudice to any of the Guarantor’s obligations hereunder.

5. The Creditor is entitled to, in view of its management needs, authorize or entrust other branches of Industrial Bank to perform the Master Contract and its rights and obligations under this contract (including but not limited to entrusting other branches of Industrial Bank to execute relevant contracts), or transfer its rights and obligations under the Master Contract and this Contract to other branches of Industrial Bank for management. No acts of the Creditor requires the consent of the Guarantor separately; nevertheless, the Guarantor still bears the guarantee liability in accordance with this Contract. Other branches of Industrial Bank authorized or managed by the Creditor have the right to bring lawsuits to the court or refer any dispute over the Master Contract and this Contract to any arbitration institution for adjudication.

6. Where the Master Contract is intended for issuance of a L/C, a letter of guarantee or a standby L/C by the Creditor to the Debtor, any amendments or supplements to the L/C, letter of guarantee or standby L/C under the Master Contract by the Creditor and the Debtor, or financing under the L/C, shall be deemed to have been approved by the Guarantor in advance, in which case the Guarantor shall still bear the guarantee liability in accordance with this Contract.

7. The appendix(es) (if any) to this Contract constitute(s) an integral part of this Contract and shall have the equal legal effect as the text hereof.

8. During the Validity Period of Guaranteed Amount prescribed herein, a series of contracts, agreements and other legal documents signed between the Creditor and the Debtor in respect of a creditor-debtor relationship shall be deemed to be guaranteed by this Contract unless this Contract does not provide the guarantee as it is expressly stipulated in such contracts, agreements and other legal documents.

9. The Parties hereto acknowledge and agree that, for commercial bills issued, accepted or endorsed by the Debtor, if the holder handles discount business (including cash transfer business) or pledge financing business with the Creditor, during the Validity Period of Guaranteed Amount, then the discount agreement or pledge financing agreement so executed between the holder and the Creditor shall be regarded as the Master Contract guaranteed by this Contract, in which case the Creditor’s Rights under the discount agreement or pledge financing agreement fall under the scope of guaranty hereunder, and the Guarantor agrees to assume joint and several guarantee liability in accordance with this Contract.

9. This Contract is made in duplicate, with the Creditor holding      (copy), the Guarantor holding      (copy),      holding      (copy), and the Debtor holding one copy, which shall be updated as required. All Parties hereto shall properly keep this Contract.

Article 21 Notarization and Voluntary Acceptance of Enforcement

1. This Contract shall be notarized in a notary authority specified by the State, upon the request of either party hereto for notarization.

2. The Contract shall, once notarized for compulsory execution, have the enforcement potency. Where the Guarantor fails to perform this Contract or improperly performs its obligations hereunder, or where the Creditor may realize the Creditor’s Rights as stipulated by laws and regulations and agreed herein, the Guarantor hereby agrees that the Creditor may apply with a notary office to issue an enforcement certificate with the enforcement potency, whereupon the Guarantor, of its/his own accord, accepts to be governed by the enforcement measures directly applied by the Creditor to a people’s court with jurisdiction over the enforcement certificate. Besides, the Guarantor undertakes not to raise any objection or defense as it/he knows the corresponding legal consequences.

3. The Parties agree as follows: The notary office shall be entitled to, prior to the issuance of an enforcement certificate, verify the facts regarding the Guarantor’s nonperformance of obligations or improper performance and other relevant breach of contract by mail, telephone, facsimile, e-mail, SMS, WeChat, QQ, personal service, and interview, or a combination of such means, in accordance with the provisions of “Document Exchange, Correspondence and Notice” herein above. By telephone or interview, a notice shall be deemed to have been served at the end of the interview or phone call; By mail, facsimile, e-mail, SMS, WeChat, QQ, and personal service, a notice shall be deemed to have been served on the delivery date as set out in the provisions of “Document Exchange, Correspondence and Notice” herein above.

4. In case of any objection to the verified facts in accordance with the preceding paragraphs, the Guarantor shall, within five (5) Business Days from the date of service, file a claim with the notary office and produce sufficient evidence in proof of its/his objection. Where the evidence is not provided on schedule or the notary office believes that the evidence is insufficient to support the Guarantor’s claim, the Guarantor shall be determined to have acknowledged the nonperformance of obligations or improper performance, and other relevant facts regarding breach of contract, and agrees that the notary office shall issue an enforcement certificate upon the application of the Creditor. In case that the notary office otherwise has any provisions on the verification method and the period of burden of proof, such provisions shall prevail.

Article 22 Supplementary Terms

The Creditor (Company Seal):	Principal or Authorized Signatory (Signature/Seal):

/s/ Suzhou Branch of Industrial Bank Co., Ltd.	/s/ Wang Xuexiang (Seal)
Suzhou Branch of Industrial Bank Co., Ltd.

Date:

The Guarantor (Enterprise):	Legal Representative or Authorized Signatory (Signature):

Guarantor (Official Seal):

/s/ Gracell Bioscience (Shanghai) Co., Ltd.	/s/ Cao Wei
Gracell Bioscience (Shanghai) Co., Ltd.

May 6, 2020

Guarantor (Natural Person):	Certificate Type and Certificate No.:

Guarantor (Signature):

Date:

The Guarantor’s spouse hereby commits as follows specifically:

I, the Guarantor’s spouse, hereby agree the Guarantor to execute and perform this Guarantee Contract. I have fully understood the accurate meaning of the terms thereunder, and agree to provide joint and several liability guarantee for the debts thereunder with our community property in accordance with the Guarantee Contract. Where the Creditor needs to dispose of the Guarantor’s property and our community property as a result of the Creditor’s exercise of its rights under the Guarantee Contract, I hereby agree and accept the disposition and arrangement of the Creditor, without raising any objection or defense.

The Guarantor’s Spouse (Signature):	Certificate Type and Certificate No.:

Date: